SUPPLEMENT
                                       TO
                            PEASE OIL AND GAS COMPANY
                                   PROSPECTUS
                                      DATED
                               FEBRUARY 10, 1997


     The list of Selling Securityholders identified in the Prospectus is modified to provide, in part, that the following may sell shares of Common Stock of the Company which may be issued upon exercise of presently exercisable stock purchase warrants under this Prospectus:


                                                          Shares Owned             Shares              Shares Owned
                                                            Prior to                Being                  After
Name                                                        Offering               Offered               Offering
----                                                      ------------             -------             ------------

Pacific States Capital Corporation(1) ..................    359,438               359,438                 - 0 -
Clemons F. Walker.(1) ..................................    278,810                90,873                 - 0 -
Santa Fe Exploration(2) ................................      6,667                 6,667                 - 0 -
Theron L. Froggatte(2) .................................      6,000                 6,000                 - 0 -
William F. Herndon(2) ..................................      4,000                 4,000                 - 0 -
GBS Financial Corp.(3) .................................      8,500                 8,500                 - 0 -
Mary Cannons(3) ........................................        300                   300                 - 0 -
-----------------

(1) Mr. Walker transferred warrants to purchase up to 79,438 shares of Common Stock to Pacific States Capital Corporation in a private transaction.

(2) Santa Fee Exploration transferred warrants to purchase up to 6,000 and 4,000 shares of Common Stock, respectively, to Mr. Froggatte and Mr. Herndon, the sole owners of Santa Fe Exploration.

(3) GBS Financial Corp. assigned warrants to purchase up to 300 shares to Mary Cannons in a private transaction.

















                   The date of this Supplement is July 9, 1997